NL Industries, Inc.                   Contact: Gregory M. Swalwell
Three Lincoln Centre                           Vice President, Finance and Chief
5430 LBJ Freeway, Suite 1700                      Financial Officer
Dallas, TX  75240-2697                         (972) 233-1700
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News Release
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FOR IMMEDIATE RELEASE
[LOGO GOES HERE]

                        NL REPORTS THIRD QUARTER RESULTS

DALLAS, TEXAS...November 8, 2004...NL Industries, Inc. (NYSE:NL) today reported net income for the third quarter of 2004 of $8.5 million, or $.18 per diluted share, compared with net income of $16.3 million, or $.34 per diluted share, in the third quarter of 2003. For the first nine months of 2004, the Company reported net income of $195.0 million, or $4.03 per diluted share, compared with net income of $55.2 million, or $1.15 per diluted share, in the first nine months of 2003. The increase in net income in the 2004 year-to-date period is primarily due to certain second quarter income tax benefits described below.

On September 24, 2004, the Company purchased 10,374,000 shares of CompX International Inc. common stock, representing approximately 68% of the outstanding shares of CompX common stock, from Valhi, Inc. and a wholly-owned subsidiary of Valhi. Because Valhi, NL and CompX are all entities under the common control of Contran Corporation, the Company's acquisition of the shares of CompX common stock resulted in a change in reporting entity, and the Company has retroactively restated its consolidated financial statements to reflect the consolidation of CompX for all periods presented.

Following the Company's July 2004 dividend in the form of shares of Kronos Worldwide, Inc. common stock distributed to NL stockholders, the Company's ownership of Kronos was reduced to less than 50%. Consequently, effective July 1, 2004, the Company ceased to consolidate Kronos' financial position, results of operations and cash flows, and the Company commenced accounting for its interest in Kronos by the equity method. The Company continues to report Kronos as a consolidated subsidiary through June 30, 2004, including the consolidation of Kronos' results of operations and cash flows for the first two quarters of 2004.

The Company conducts its component products business through CompX. Component products sales of $56.0 million in the third quarter of 2004 were $3.4 million, or 7% higher than the third quarter of 2003, and sales increased $12.5 million, or 8%, to $165.8 million for the first nine months of 2004 as compared to the first nine months of 2003, due primarily to higher sales volumes of precision slide and security products and increases in certain slide product surcharges and prices (primarily to recover the increase in raw material steel prices experienced during 2004). Sales comparisons were also favorably impacted by relative changes in foreign currency exchange rates, which increased sales by $1.1 million in the third quarter of 2004 as compared to the third quarter of 2003, and increased sales by $4.5 million in the first nine months of the year.

Component products segment profit for the third quarter of 2004 was $5.8 million compared with an operating loss of $400,000 in the third quarter of 2003. Component products segment profit for the first nine months of 2004 was $14.7 million compared with $1.8 million for the first nine months of 2003. Component products segment profit comparisons were favorably impacted by the effect of certain cost reduction efforts previously undertaken, including consolidating CompX's two Canadian facilities into one facility and the restructuring of CompX's operations in the Netherlands. In addition, segment profit comparisons were also impacted by an unfavorable change in product mix of security products, the effect of selling price increases for certain products, higher raw material and medical costs and expenses of approximately $900,000 incurred during the first nine months of 2003 (mostly in the first half of the year) associated with the consolidation of the two Canadian facilities. In addition, the component products segment loss in the third quarter of 2003 includes a $3.5 million restructuring charge associated with the implementation of certain headcount reductions at CompX's Netherlands operations.

Kronos' sales of $286.1 million in the third quarter of 2004 were $43.2 million, or 18%, higher than the third quarter of 2003, and sales increased $82.6 million, or 11%, to $845.1 million for the first nine months of 2004 as compared to the first nine months of 2003, as the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $11 million and $46 million, respectively, and higher TiO2 sales volumes more than offset the impact of lower average TiO2 selling prices.

Kronos' segment profit for the third quarter of 2004 was $29.8 million compared with $35.4 million in the third quarter of 2003, and was $96.2 million for the first nine months of 2004 compared with $105.2 million for the first nine months of 2003. Segment profit comparability was impacted principally by higher sales and production volumes and lower average TiO2 selling prices. Fluctuations in foreign currency exchange rates favorably impacted segment profit by approximately $7 million for the first nine months of 2004 as compared to the same period in 2003, while the effect of currency exchange rate fluctuations was not significant for the quarter. In addition, segment profit in the first nine months of 2004 includes income in the second quarter of $6.3 million ($.04 per diluted share of NL, net of income taxes and minority interest) related to Kronos' settlement of a contract dispute with a certain customer.

Kronos' average selling prices in billing currencies (which excludes the effects of fluctuations in the value of the U.S. dollar relative to other currencies) during the third quarter and first nine months of 2004 were 1% and 3%, respectively, lower than the comparable periods of 2003. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods, Kronos' average selling prices in the third quarter of 2004 were 3% higher than the third quarter of 2003 and 2% higher for the first nine months of 2004 compared with 2003. Reflecting the partial implementation of prior price increase announcements, the Company's average selling prices in billing currencies in the third quarter of 2004 were 3% higher compared to the second quarter of 2004, the first quarter with an upward trend in selling prices since the third quarter of 2003.

Kronos' third quarter 2004 TiO2 sales volumes increased 16% from the third quarter of 2003, as higher sales volumes in Europe, United States and export markets more than offset the effect of lower volumes in Canada. TiO2 sales volumes for the first nine months of 2004 increased 9% from the first nine months of 2003. Kronos' TiO2 production volumes in the third quarter of 2004 were 5% higher than the third quarter of 2003, and 3% higher for the first nine months of 2004 compared to 2003, with operating rates at near full capacity in all periods presented. Sales and production volumes in the first nine months of 2004 were both new records for Kronos.

Interest and dividend income from affiliates is higher in the 2004 periods compared to the 2003 periods due primarily to the Company's interest income related to its note receivable from Kronos, which prior to July 1, 2004 was eliminated in the Company's consolidated financial statement. Securities transactions gains (losses), net for 2003 included the previously-reported first quarter $2.3 million noncash securities transaction gain ($1.5 million, or $.03 per diluted share, net of income taxes) related to the exchange of the Company's holdings of Tremont Corporation common stock for shares of Valhi common stock as a result of a series of merger transactions completed in February 2003.

The gain on disposal of fixed assets relates primarily to the sale of certain real property of NL. General corporate expenses, net for 2004 decreased compared to 2003 primarily due to lower environmental remediation and legal expenses.

Interest expense decreased primarily due to the change in accounting for Kronos to the equity method as of July 1, 2004. Prior to July 1, 2004, interest expense related to Kronos' debt was included in the Company's consolidated financial statements. CompX has a nominal amount of outstanding indebtedness at September 30, 2004.

The Company's income tax benefit in the first nine months of 2004 includes a second quarter $245.6 million tax benefit ($2.57 per diluted share, net of minority interest) related to the reversal of a deferred income tax asset valuation allowance attributable to Kronos' income tax attributes in Germany (principally net operating loss carryforwards). The reversal of the German valuation allowance reflects Kronos' revised estimate of its ability to utilize its German net operating loss carryforwards in the future under the "more-likely-than-not" recognition criteria. The first nine months of 2004 also includes a second quarter tax benefit attributable to the Company's recognition of a $43.1 million income tax benefit ($.89 per diluted share) related to income tax attributes of a certain subsidiary. This income tax benefit resulted from a settlement agreement reached with the U.S. IRS concerning the IRS' previously reported examination of a certain restructuring transaction involving this subsidiary and includes (i) a $12.6 million tax benefit related to a reduction in the amount of additional income taxes and interest which the Company estimates it will be required to pay related to this matter as a result of the settlement agreement and (ii) a $30.5 million tax benefit related to the reversal of a deferred income tax asset valuation allowance related to certain tax attributes of this subsidiary (including a U.S. net operating loss carryforward) which the Company now believes meets the "more-likely-than-not" recognition criteria.

The Company recognized a $24.6 million income tax benefit ($.52 per diluted share) in the second quarter of 2003 related to Kronos' previously-reported favorable German court ruling concerning its claim for refund suit.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

     o    Future supply and demand for the Company's products,
     o The extent of the dependence of certain of the Company's businesses on certain market sectors,
     o    The cyclicality of certain of the Company's businesses,
     o The impact of certain long-term contracts on certain of the Company's businesses,
     o    Customer inventory levels,
     o    Changes in raw material and other operating costs,
     o    The possibility of labor disruptions,
     o    General global economic and political conditions,
     o    Competitive products and substitute products,
     o    Customer and competitor strategies,
     o    The impact of pricing and production decisions,
     o    Competitive technology positions,
     o    The introduction of trade barriers,
     o    Fluctuations in currency exchange rates,
     o    Operating interruptions,
     o The ability to implement headcount reductions in certain operations in a cost effective manner with the constraints of non-U.S. governmental regulations, and the timing and amount of any such cost savings realized,
     o    The ability of the Company to renew or refinance credit facilities,
     o    Uncertainties associated with new product development,
     o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
     o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
     o    Environmental matters,
     o    Government laws and regulations and possible changes therein,
     o    The ultimate resolution of pending litigation, and
     o    Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

     o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

NL Industries, Inc. is engaged in the component products (ergonomic computer support systems, precision ball bearing slides and security products) and titanium dioxide pigments industries.

                               NL INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (In millions, except earning per share)
                                   (Unaudited)

                                                                  Three months ended         Nine months ended
                                                                     September 30,             September 30,
                                                               -------------------------  --------------------------
                                                               -------------------------  --------------------------
                                                                   2003        2004          2003         2004
                                                               -----------------------------------------------------
                                                               -----------------------------------------------------

Net sales:
  Chemicals                                                     $    242.9   $      -     $    762.5   $   559.1
  Component products                                                  52.6       56.0          153.3       165.8
                                                                ----------   --------     ----------   ---------

                                                                $    295.5   $   56.0     $    915.8   $   724.9
                                                                ==========   ========     ==========   =========

Segment profit (loss):
  Chemicals                                                     $     35.4   $      -     $    105.2   $    66.4

  Component products                                                   (.4)       5.8            1.8        14.7
                                                                ----------   --------     ----------   ---------

      Total segment profit                                            35.0        5.8          107.0        81.1

General corporate items:
  Interest and dividend income from affiliates                          .3        4.5             .8         5.0
  Interest and dividend income                                          .5         .4            1.8         1.5
  Securities transactions gains (losses), net                          (.1)       -              2.4         (.1)
  Gain on disposal of fixed assets                                     7.2        -              8.3         -
  Legal settlement gains, net                                          -          -               .7          .5
  General corporate expenses, net                                     (9.7)      (3.7)         (48.2)      (15.0)
  Noncompete agreement income                                          -          -               .3         -
  Other income                                                          .2         .1             .3          .1

  Interest expense                                                    (8.6)       (.1)         (25.7)      (18.2)
                                                                ----------   ---------    -----------  ----------

                                                                      24.8        7.0           47.7         54.9

Equity in earnings of Kronos Worldwide, Inc.                        -             5.0           -             5.0
                                                                ----------   --------    -----------   ----------

    Income before income taxes and minority interest                  24.8       12.0           47.7        59.9

Income tax expense (benefit)                                           8.6        2.2           (7.8)     (275.7)

Minority interest in after-tax earnings                                (.1)       1.3           -          140.6
                                                               -----------  ---------    -----------   ---------

    Net income                                                 $      16.3  $     8.5    $      55.2   $   195.0
                                                               ===========  =========    ===========   =========


Basic and diluted net income per share                         $       .34  $     .18    $      1.15   $    4.03
                                                               ===========  =========    ===========   =========


Weighted-average shares used in the
  calculation of earnings per share:

    Basic shares                                                      47.7       48.4           47.7        48.3

    Dilutive impact of stock options                                    .1         .1             .1          .1
                                                                ----------  ---------    -----------   ---------

    Diluted shares                                                    47.8       48.5           47.8        48.4
                                                                ==========  =========    ===========   =========

                               NL INDUSTRIES, INC.
                     RECONCILIATION OF PERCENTAGE CHANGE IN
                       KRONOS' AVERAGE TiO2 SELLING PRICES
                                   (Unaudited)


                                                                  Three months ended           Nine months ended
                                                                    September 30,               September 30,
                                                                    2004 vs. 2003               2004 vs. 2003
                                                                   ----------------            ----------------

Percentage change in average selling prices:
    Using actual foreign currency exchange rates                             +3%                         +2%
    Impact of changes in foreign currency exchange rates                     -4%                         -5%
                                                                        --------                    --------
    In billing currencies                                                    -1%                         -3%
                                                                        ========                    ========